Golden Grain Energy Member Update

Golden Grain Energy · 1822 43rd St. SW · Mason City, IA 50401
641-423-8525 · 888-GGE-CORN · Fax: 641-421-8457

Energy for a Clean Environment

Page 4: Ethanol, crop events coming in January

OUR MISSION is to ***"add value to the corn production of the area and enhance the incomes of our investor partners while providing economic growth to the area we serve."***

GGE Board announces distribution

On December 3, 2013 the board of directors declared a cash distribution of $0.50 per membership unit to the holders of Class A and Class B units of record at the close of business on Dec. 3, 2013 for a total distribution of $9,941,500, expected to be paid by February 2014.

"The company has had a good year," said President Walt Wendland. "We are proud to be able to make a significant distribution in a year we thought would have it's share of challenges."

Annual meeting set for Feb. 24

Golden Grain Energy LLC's annual member meeting will be Feb. 24 at the Knights of Columbus Hall in Mason City, with registration and lunch beginning at noon and the meeting at 1 p.m. Included on the agenda will be the election of directors for the seats currently held by Marion Cagley and Jerry Calease.

Proxy materials will be available online by early January.

Ethanol backers testify about consequences of EPA proposal

Bob Dinneen, President and CEO of the Renewable Fuels Association, was joined by RFA members at an Environmental Protection Agency field hearing Dec. 5 in Arlington, Va., on the agency's proposed renewable volume obligations (RVOs) for 2014. Representatives from across the renewable fuels, oil, and agriculture industries gave testimony at the day-long event on the impact the proposed decrease in volume obligations would have on jobs and local communities. Amongst those who joined Dinneen were the Advanced Ethanol Council's Brooke Coleman, Archer Daniels Midland's Craig Willis, Absolute Energy's Rick Schwarck, Aventine Renewable Energy's Mark Beemer, East Kansas Agri-Energy's Jeff Oestmann, Patriot Renewable Fuels' Judd Hulting, Show Me Ethanol's Rich Hanson, and Gov. Terry Branstad of Iowa.

Dinneen spoke about the extent of the negative economic and environmental impacts that would ensue. Dinneen warned that lowered RVOs would include an inevitable "environmen-

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Speak up for ethanol

Below are links to ways to make your voice heard.

Learn effective ways to speak about ethanol and the RFS through a webinar with ACE:

Tuesday, December 17th
11:00a.m.--12:00p.m. Central
REGISTER TODAY AT:
https://attendee.gotowebinar.com/register/801052849767342850

Create your own unique letter to the EPA:

http://www.fuelsamerica.org/page/signup/take-a-stand-for-lower-gas-prices

Quickly click and sign:

http://protecttherfs.com/

No internet required

Sign and return the enclosed postcard

Fiscal year closes with nearly $14.2m net income

The fiscal year for Golden Grain Energy ended Oct. 31, 2013, with income of approximately $14.2 million or $0.69 per unit. This compares to net income for last year of $6.6 million or $0.27 per unit.

The main driver behind the increase in income is the strength in ethanol and distiller prices. The average price per ethanol gallon was 4% higher for our 2013 fiscal year compared to 2012. Our distiller grain price was 9% higher on a year to year comparison. Our average cost per bushel of corn was about 3% higher in 2013 compared to 2012 and our natural gas was approximately 30% higher for the same time period. Income from investments was approximately $5.0 million.

We generated a fair amount of cash during our 2013 fiscal year that was primarily used to reduce the $17 million debt we entered into as part of a unit repurchase in December 2012. We also spent approximately $2.0 million on a distribution in September 2013 and $4.8 million on capital expenditures throughout the year. The majority of this expense was to upgrade our grain handling system. We ended the year with approximately $1.6 million on our line of credit which is about $1.0 million less than last year.

The complete 10-K will likely be filed within the next two weeks and can be found on the SEC website or by following the investor link at www.ggecorn.com.

— Christy Marchand, CFO
Golden Grain Energy

BALANCE SHEET	Oct. 31, 2013	Oct. 31, 2012
Current Assets	$14,051,401	$19,215,366
Total Assets	$109,497,749	$115,447,064
Current Liabilities	$8,323,526	$8,466,689
Long-term liabilities	$3,285,499	$4,286,379
Members Equity	$97,888,724	$102,693,996
Book Value per Unit	$4.92	$4.20

INCOME STATEMENT	Year Ended 10/31/2013	Year Ended 10/31/2012	Year Ended 10/31/2011
Revenues	$350,721,175	$327,830,377	$324,927,805
Gross Profit	$12,706,511	$5,090,141	$23,875,608
Equity in Net Income from Investments	$5,055,518	$3,761,784	$5,855,128
Net Income	$14,183,028	$6,589,419	$26,824,996
Net Income per Unit	$0.69	$0.27	$1.10
Distribution Paid	$0.10	$0.65	$0.25

2013 taxable income estimate

GGE's tax preparers have begun their process of computing our taxable income for the calendar year 2013. As of now they are estimating $1.40 of taxable income per unit, offset by $0.126 per unit of domestic manufacturer's deduction. We anticipate filing returns in Iowa, Minnesota, and Nebraska again this year. These estimates are contingent on the amount of income reported to us from our investments, as well as final December financial results. K-1 forms will be mailed as soon as possible but likely not before the last week of February.

Merry Christmas & Happy New Year

From the board and employees of Golden Grain Energy

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Iowans offer commentary at EPA hearing

tal backslide as a consequence of this rule. It will increase the price of gasoline between 6 and 8 cents, costing consumers about $10 billion. It will have a devastating impact on farmers across this country, lowering the cost of grain below the cost of production and upsetting the new equilibrium that had been found in the grain markets, and it will tell the investment community, 'Don't invest in cellulosic. Don't invest in advanced biofuels. We need to continue to frack our way to energy independence.'"

Dinneen continued to say, "The RFS was designed to drive investment in new technologies, to drive innovations, to drive new market opportunities. It was not designed to be convenient for the oil companies."

Gov. Branstad spoke on behalf of the people of his state and shared his strong opposition to EPA's proposal. "It is estimated that this EPA proposal will cost forty-five thousand jobs in this nation," he said. "We don't need to drive the number of people employed down. We need to drive it up. Forty-five thousand families will face undue financial hardship simply at the hands of EPA catering to Big Oil."

Absolute Energy's Rick Schwarck invited attendees to look at the issue with a global perspective. "Agriculture is not just doing well in the United States. Agriculture is doing well across the planet." He pointed to the poor nation of Ethiopia, "the poster child of starvation", saying, "In 2004, that country's GDP was ten billion dollars. Last year, it was forty-three billion dollars… over fifty percent of their GDP comes from agriculture." Schwarck went on to mention the country's 1984 famine that killed 1 million people. He continued with his emotional testimony by saying "It's hard to talk about because it is so perverted. It was caused by low agricultural prices." He stated that Ethiopia, like many other agriculture-based countries, have since rebounded.

Go online to http://domesticfuel.com/2013/12/05/dinneen-rfs-not-for-big-oils-convenience/ to hear audio clips from the EPA hearing.

GGE partnering on heat/power plant project

Over the past several months, Golden Grain Energy has been working with Golden Renewable Energy, LLC (GRE) to develop a 10 megawatt combined heat and power (CHP) project to be co-located on leased land at the ethanol plant. Plans are for a CHP plant that will produce electricity for the grid and process steam for the ethanol plant, using natural gas as its fuel source. The project has been awarded a state tax credit worth $13.14 million over ten years.

This project will likely be an investment opportunity for GGE members in the first quarter of 2014. In addition to its own independent profits, GRE should assist Golden Grain by providing steam to increase production capacity, lowering the ethanol plant's carbon footprint and reducing energy costs.

Golden Grain adopts ISO 14001 environmental management system

Golden Grain is adopting Environmental Management System (EMS) by seeking ISO 14001 registration. The ISO 14001 standard was developed primarily to assist companies with a framework for better management control that can result in reducing their environmental impacts. In addition to improvements in performance, organizations can reap a number of economic benefits including higher conformance with legislative and regulatory requirements by adopting the ISO standard. This continues GGE's leadership with innovative processes and practices in the ethanol industry.

There has been a push in the last decade by consumers for companies to adopt better environmental controls. This makes the incorporation of ISO 14001 a smart approach for the long term viability of businesses. Adoption of ISO14001 provides GGE with a competitive advantage against companies that do not adopt the standard and gives us a better relationship with the regulatory community. This in turn may have a positive impact on a company's asset value. It may lead to improved public perceptions of the business, placing them in a better position to operate in the international marketplace. The use of ISO 14001 can demonstrate an innovative and forward thinking approach to customers and prospective employees. It can increase a business's access to new customers and business partners. In some markets it can potentially reduce public liability insurance costs.

Golden Grain Energy LLC Board of Directors
Dave Sovereign, Chairman
Steve Sukup, Vice Chairman
Stan Laures, Secretary
Jim Boeding
Jerry Calease
Marion Cagley
Dave Reinhart
Leslie Hansen
Duane Lynch
Roger Shaffer

Management Team
Walter Wendland, President & CEO
Curt Strong, Commodity Manager
Chad Kuhlers, Chief Operating Officer
Christy Marchand, Chief Financial Officer

This newsletter contains forward-looking statements. We undertake no responsibility to update any forward looking statement. When used, the words "believe", "hope", "expect", "anticipate" and similar expressions are intended to identify forward-looking statements. Readers should not place undue reliance on any forward-looking statements and recognize that the statements are not predictions of actual future results, which could and likely will differ materially from those anticipated in the forward-looking statements due to risks and uncertainties, including those described in our Securities and Exchange Commission filings, copies of which are available through our website or upon request.

PAC support more important than ever

Your GGEPAC is going into it's 10th year of representing your ethanol industry and we have overcome many obstacles in educating the public and our legislators of the economic importance we bring to Iowa and the nation. We are now challenged by misaligned policy from the EPA that may well disrupt our growth and investments that will improve our company.

Make no mistake, our opposition has brought this fight to our door and the consequences are real! We need to stand united as ethanol supporters to these attacks and make sure the myths of yesterday are set straight. We need to move forward with a new offensive and call to task all organizations that use false and malicious activities to defame our industry.

GGE PAC asks you to help by printing and filling out PAC contribution form and making a generous contribution to our cause. We need the unity and support of every member to contribute what they can to help our ethanol industry. We will do our best to make sure we stretch your dollar to combat our opponents who no doubt outspend us.

As always your support is sincerely appreciated,

— Jerry Calease, GGE PAC chairman

Annual crop fair set Feb. 6

The Iowa Corn Crop Fair will be held at the Knights of Columbus in Mason City on Thursday, Feb. 6. Registration begins at 8:30 am, with speakers from 9 a.m. to noon.

Speakers will include David Ertl, technology commercialization manager at Iowa Corn, who will speak about the future of corn genetics, and Deb Keller, at-large director of the U.S. Grains Council and a farmer from Wright County, who will address the importance of exports. Participants will also Walt Wendland, president and CEO of Golden Grain Energy, which is a co-sponsor for the event. Wendland is also treasurer of the Renewable Fuels Association.

The event, including lunch, is free of charge, but reservations are requested. You can reserve your spot by calling Golden Grain Energy at 641-423-8525.

IRFA Summit planned next month

Join the Iowa Renewable Fuels Association (IRFA) at the 8th Annual Iowa Renewable Fuels Summit and Trade Show. The Summit is free, open to the public, and will be held 8 a.m. to 4 p.m. Jan. 28, 2014 at The Meadows Conference Center at Prairie Meadows in Altoona, Iowa.

Keynote speaker will be Renewable Fuels Association (RFA) President and CEO Bob Dinneen. Attendees will also hear about future technology, E15, biodiesel, and Iowa's emerging cellulosic ethanol industry from industry leaders representing Chrysler Group; Ricardo, Inc.; National Renewable Energy Lab; and DuPont Cellulosic Ethanol

To learn more about the 2014 Summit and to register, please visit: www.IowaRFA.org/2014Summit.php.